EXHIBIT 10.7
TRINITY INDUSTRIES, INC.
SUPPLEMENTAL RETIREMENT PLAN
AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2009

i

TRINITY INDUSTRIES, INC.
SUPPLEMENTAL RETIREMENT PLAN
     TRINITY INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby restates the TRINITY INDUSTRIES, INC. SUPPLEMENTAL RETIREMENT PLAN (the “Plan”), such restatement to be effective as of January 1, 2009;
WITNESSETH:
     WHEREAS, the Company has adopted the Plan, effective January 1, 1990, to provide a supplemental retirement benefit to certain of its highly compensated employees that approximates the additional retirement benefit such employees would have received under a Company defined benefit pension plan, if such pension benefit were determined without regard to the limitations on compensation and benefits imposed by the Internal Revenue Code of 1986, as amended from time to time (the “Code”); and
     WHEREAS, it is intended that the Plan be an “unfunded” deferred compensation arrangement for a select group of management or highly compensated personnel for purposes of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”); and
     WHEREAS, the Plan has been operated in good faith compliance with the requirements of Code Section 409A, as amended by the American Job Creation Act of 2004, effective January 1, 2005; and
     WHEREAS, in accordance with the transition rules provided under Code Section 409A, the Company now desires to amend and restate the Plan, effective January 1, 2009, to meet the applicable requirements of Code Section 409A, and intends that the Plan be interpreted and administered in accordance with Code Section 409A and the final Treasury Regulations and applicable administrative guidance issued thereunder on and after January 1, 2005.
     NOW, THEREFORE, the Company hereby agrees as follows:

ARTICLE I
Purpose
1.01	Coordination with Base Plan

To the extent permitted under applicable law, including, but not limited to, Code Section 409A, the calculation of accrued benefits under the Plan shall be made in coordination with the Base Plan. The distribution of such accrued benefits, however, will be made in accordance with the terms of Article IV of this Plan.

1.02	Duration of Plan

The Company hopes and expects to continue the Plan indefinitely, but reserves the right to amend it or terminate it in any respect and at any time or from time to time, to the extent provided in Article VI hereof.

1.03	Applicability

This Plan shall apply only to an Employee who begins receiving benefits from a Base Plan after January 1, 1990, as determined by the Committee. The provisions of this restatement of the Plan shall apply to a Participant who Separates from Service on or after January 1, 2005. In the case of a Participant who Separates from Service prior to January 1, 2005, the rights and benefits, if any, of such former Employee shall be determined in accordance with the provisions of the Plan as in effect on the date of his Separation from Service.

ARTICLE II
Definitions and Construction
2.01	Definitions

Unless the context otherwise requires, the terms used herein shall have the meanings set forth in the remaining sections of this Article II.
(a)	Affiliate shall mean any entity affiliated with the Company under the terms of Code Section 414 that has adopted a Base Plan for the benefit of its employees.

(b)	Amounts Not Subject to Code Section 409A shall mean the present value of the amount to which the Participant would have been entitled under the Plan if he voluntarily Separated from Service without cause on December 31, 2004, and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following the Separation from Service, and received the benefits in the form with the maximum value.

(c)	Amounts Subject to Code Section 409A shall mean the total amount accrued by the Participant under the Plan, reduced by all Amounts Not Subject to Code Section 409A.

(d)	Base Plan shall mean the defined benefit plan or plans sponsored by the Company and/or its Affiliates and qualified under Code Section 401(a), from which the Participant is entitled to receive benefits.

(e)	Beneficial Owner shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(f)	Beneficiary shall mean the individual or individuals entitled to receive benefits payable on behalf of any Employee under his Base Plan in the event of his death on or after Retirement.

(g)	Board shall mean the Board of Directors of the Company.

(h)	Change in Control shall have the meaning set forth in Sections 4.02(a)(5)(iii) and 4.02(b)(5)(ii).

(i)	Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

(j)	Committee shall mean the persons appointed under the provisions of Article V to administer the Plan.

(k)	Company shall mean Trinity Industries, Inc., a Delaware corporation, as well as its successor or successors.

(l)	Disability or Disabled shall mean, for Plan purposes, a determination that the Participant:
(1)	Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(2)	Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Employer.
Any determination of Disability shall be made in accordance with the requirements of Code Section 409A and any guidance issued thereunder. A Participant will be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or under the terms of a Company-sponsored disability insurance program, provided the terms of such program comply with Code Section 409A.

(m)	Effective Date of this restatement shall mean January 1, 2009. The original effective date of the Plan is January 1, 1990.

(n)	Employee shall mean any individual on the payroll of an Employer (i) whose wages from the Employer are subject to withholding for purposes of Federal income taxes and for purposes of the Federal Insurance Contributions Act, (ii) who is included within a “select group of management or highly compensated employees,” as such term is used in Section 401(a)(1) of ERISA, and (iii) who is designated by the Committee as eligible to participate in the Plan.

(o)	Employer shall mean the Company and any Affiliate of the Company to the extent that an Employee of such Affiliate is a Participant hereunder.

(p)	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(q)	Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

(r)	Key Employee shall mean:
(1)	an officer of an Employer having annual compensation from the Employer of more than $130,000 per year, as adjusted from time to time in accordance with Internal Revenue Service guidelines,

(2)	a five percent (5%) owner of an Employer, or

(3)	a one percent (1%) owner of an Employer having annual compensation from the Employer of more than $150,000, all as determined in accordance with Code Sections 409A and 416(i) and applicable Treasury Regulations issued thereunder, provided stock in the Employer corporation is publicly traded on an established securities market.

(s)	Participant shall mean an Employee who meets the eligibility requirements as determined by the Committee; provided, however, that effective on and after the date of a Change in Control, the term “Participant” shall be limited to those individuals who satisfy the eligibility requirements and who were Participants in the Plan as of the date immediately prior to the date of such Change in Control.

(t)	Person shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(u)	Plan shall mean the Trinity Industries, Inc. Supplemental Retirement Plan as set forth in this document, as this document may be amended from time to time.

(v)	Retirement shall mean the date on which an Employee is eligible to begin receiving benefits from any Base Plan.

(w)	Separation from Service or Separate from Service shall mean a termination of employment constituting a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).
2.02	Construction

Masculine pronouns used herein shall refer to men or women or both and nouns and pronouns when stated in the singular shall include the plural and when stated in the plural shall include the singular, wherever appropriate.

ARTICLE III
Designation of Participants
3.01	Eligibility to Participate

The Committee shall meet as necessary to verify the eligibility of Participants. Participation will be determined solely by the Committee, and an Employee will not commence participation in the Plan until notified by the Committee of both his eligibility and the terms and benefits of the Plan.

ARTICLE IV
Plan Benefits
4.01	Calculation of Plan Benefit
(a)	Basic Plan Benefit. Benefits under the Plan shall be actuarially computed amounts payable to a Participant or Beneficiary so that the annual payments such Participant or Beneficiary shall receive from the Plan (as limited by paragraph (c) below) shall equal the amount of the payments which the Participant would have received at Retirement under the Base Plan except for the operation of the limits under Code Sections 401(a)(17) and 415, as those limits are described by the Base Plan.

The benefit payable under the Plan will be reduced by the amount of plan benefits actually payable to the Participant or Beneficiary under the Base Plan upon Retirement.

(b)	Determination of Compensation. If the applicable Base Plan is the Trinity Industries, Inc. Standard Pension Plan, the Participant’s “accrued benefit” under such plan will be determined by taking into account, as “compensation”, amounts otherwise excluded as a result of their deferral under the Supplemental Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates. For purposes of this paragraph, any compensation deferred is treated as compensation for benefit calculation purposes under the Plan only in the year(s) payment would otherwise have been made but for the deferral.

In addition, the annual “compensation” used when calculating the benefit under Section 4.01 shall include incentive compensation earned under the Company’s Incentive Compensation Agreement when such compensation is earned, irrespective of when such compensation is actually paid. To be included as “compensation” under Section 4.01, however, the incentive compensation must ultimately be paid to the Participant.

(c)	Subsequent Reductions Under Base Plan. The Plan shall not compensate any Participant or Beneficiary for any adverse effects to the Participant which result in a reduction of benefits available from the Base Plan due to changes in the Base Plan benefit formula, social security laws or other laws and rules.
4.02	Time and Form of Plan Payments
(a)	Amounts Subject to Code Section 409A
(1)	Election of Form of Distribution. Within thirty (30) days following receipt of a written explanation of the terms of and the benefits provided under the Plan, but not later than thirty (30) days following the first day of the Employer’s taxable year immediately following the first year during which the Participant accrues a benefit under this Plan, each Participant must make an irrevocable election as to the form of payment in a manner that is approved by the Committee. Such election shall apply to all Amounts Subject to Code Section 409A. The Participant may elect to receive a distribution of such amounts in any form available under the terms of the Base Plan as of the date of his election, and an election of a form of distribution under this Plan need not be the same as the Participant’s corresponding election under the Base Plan.
(i)	If an eligible Employee is participating in the Plan in 2008 and desires to file or modify a previously-filed election, he must complete such an election or modification and file it with the Committee on or before December 31, 2008; provided, however, that a Participant may not file a modified distribution election in 2008 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2008 or cause payments to be made in 2008 that would otherwise be made subsequent to 2008. Such an election shall not be treated as a change in the form of a payment under Section 409A(a)(4) of the Code or an acceleration of a payment under Section 409A(a)(3) of the Code.

(ii)	A modification of a Participant’s previous election related to the distribution of Amounts Subject to Code Section 409A may be filed by a Participant with the Committee provided:
(A)	Such modification shall not be effective for at least twelve (12) months after the date on which the modification is filed with the Committee;

(B)	Other than distributions made on account of death or Disability, any distributions to which such modification relates shall be deferred for a period of five (5) years from the date such distributions would otherwise have commenced; and

(C)	With respect to a distribution made in accordance with Section 4.02(a)(2)(A) below, such a modification may not be accepted by the Committee less than twelve (12) months before the date on which distributions were previously scheduled to begin under the Plan.

(2)	Timing of Distribution. Except as otherwise provided, Amounts Subject to Code Section 409A that are payable under the Plan to a Participant who is eligible to receive benefits from the Base Plan shall commence as of:
(A)	The first day of the first month next following the Participant’s attainment of age 65; or

(B)	If a Participant Separates from Service before attaining age 65, the first day of the first month next following the Participant’s Separation from Service.
(3)	Required Delay for Key Employees. Notwithstanding any other provision of the Plan to the contrary, if a Participant is a Key Employee and Separates from Service for a reason other than death, such Participant’s distribution with respect to Amounts Subject to Code Section 409A may not commence earlier than six (6) months from the date of his Separation from Service. If it is determined that compliance with Code Section 409A necessitates distribution on a date certain, such distribution shall be made, or begin to be made, on the date that is six (6) months following the date on which the Participant Separates from Service.

(4)	Distribution for Disability. Notwithstanding any provision of the Plan to the contrary, in the event a Participant becomes Disabled, he shall receive a distribution of Amounts Subject to Code Section 409A equal to the amount calculated in the same manner as under Section 4.02(a)(5)(ii) below, except that (i) when applying Section 4.02(a)(5)(ii), the term “Separation from Service” shall be replaced by “Disability” in each place where it appears therein, and (ii) such distribution shall not include Amounts Not Subject to Code Section 409A. Distribution shall be in the form elected by the Participant under Section 4.02(a)(i) and shall commence immediately upon certification by the Committee that the Participant is Disabled.

(5)	Forfeiture.
(i)	General Rule. Benefits under the Plan will be paid only to supplement benefit payments actually made from the Base Plan. If benefits are not payable under the Base Plan because the Participant has failed to vest or for any other reason, no payments will be made under the Plan with respect to such Base Plan.

(ii)	Change in Control. Notwithstanding paragraph (i), in the event that the Participant Separates from Service for any reason (other than due to death or Disability) prior to being eligible to receive Retirement benefits under the Base Plan but upon the occurrence of a Change in Control, then such Participant shall not forfeit his right to benefits hereunder and shall be entitled to a benefit calculated in accordance with Section 4.01. Such amount shall be payable to the Participant in a lump sum cash payment within five (5) days following such Separation from Service.
(iii)	Compliance with Code Section 409A. For purposes of this Section 4.02(a)(5), Change in Control shall have the meaning set forth under Section 4.02(b)(5)(ii), except no distribution shall be made with respect to Amounts Subject to Code Section 409A upon a Change in Control unless such event or transaction constitutes a “change in ownership”, “change in effective control”, or “change in the ownership of a substantial portion of the assets” of the Company, within the meaning of Code Section 409A, Treasury Regulation 1.409A-3(i)(5), or other administrative guidance in effect at the time of the event or transaction. The occurrence of a Change in Control will be determined and certified by the Committee strictly in accordance with the foregoing sentence; the Committee may not exercise discretion in applying the requirements of the Code, Treasury Regulations, or other relevant guidance in the determination of the occurrence of a Change in Control. Notwithstanding the preceding, if Treasury Regulations or other guidance to be issued with respect to Code Section 409A provide that an accelerated payment due to Change in Control is not permitted, then such distribution shall be made at the time and in the manner specified in Section 4.02(a)(1).
(b)	Amounts Not Subject to Code Section 409A
(1)	Form of Payment. Except as provided in Section 4.02(b)(5), the Amounts Not Subject to Code Section 409A payable under the Plan to a Participant who is eligible to receive benefits from the Base Plan shall be made in the form of a single life annuity for the life of the Participant with a ten-year period certain and shall commence at age 65. In calculating the amount of a Participant’s benefit payments hereunder, the Participant’s benefit shall be calculated pursuant to Section 4.01 of the Plan assuming that the Base Plan benefit is to commence at the same time that benefit payments are to commence hereunder and will be made in the form of a single life annuity for the life of the Participant with a ten-year period certain (without regard to when the Participant has elected to have such Base Plan benefit commence and without regard to the form of the benefit selected under the Base Plan).
(2)	Modifying the Form of Payment. Notwithstanding the provisions of (1) above, with respect to Amounts Not Subject to Code Section 409A a Participant may elect a form of benefit payment under the Plan other than the form described above from among those optional forms of benefit payments available under the Base Plan at the time of the election, and/or may elect to begin the commencement of benefit payments prior to attaining age 65, with the payment amount adjusted to reflect the different form of distribution or commencement date using the actuarial assumptions provided in the Base Plan. Such an election may be made by a Participant only once during any calendar year, and the election will be effective only if the election is made more than twelve (12) months prior to the earlier of (i) the date benefit payments would commence under the Plan without regard to the election or (ii) the date benefit payments would commence under the Plan pursuant to the election.

(3)	Timing of Payments. Except as provided in Section 4.02(b)(5), benefits payable under the Plan will be paid in coordination with any benefits payable to a Participant from the Base Plan.

(4)	Acceleration of Amounts Not Subject to Code Section 409A. The preceding provisions of this Section 4.02(b) to the contrary notwithstanding, any Participant (or beneficiary of a deceased Participant) who has commenced receiving benefit payments under the Plan and who has more than one benefit payment remaining to be paid may elect in writing on a form that is approved by the Committee to waive his right to continue receiving benefit payments hereunder and in lieu thereof receive one lump sum payment in an amount equal to 90% of the present value of the benefit payments remaining to be paid at the time of such lump sum payment. The present value shall be determined using the actuarial assumptions that would be used for calculating lump sum distributions under the Base Plan, and the payment will be made in cash to the Participant (or beneficiary of a deceased Participant) no later than fifteen (15) days following receipt of his election by the Committee. In the event that Participant (or beneficiary of a deceased Participant) receives a lump sum payment in accordance with this provision, no further benefits will be owed to or on account of such Participant under the Plan and the remaining ten percent (10%) of the present value of the monthly payments shall be forfeited.

(5)	Forfeiture.

(i)	General Rule. If a Participant Separates from Service with the Company prior to his eligibility to receive early, normal or late Retirement benefits under the Base Plan, he shall forfeit all right, for himself and his Beneficiary, to any benefits under this Plan; provided, however, that in the event that such Separation from Service occurs for any reason (other than death or Disability) upon the occurrence of a Change in Control, then such Participant shall not forfeit his right to benefits hereunder and shall be entitled to a benefit calculated in accordance with Section 4.01. Such amount shall be payable to the Participant in a lump sum cash payment within five (5) days following such termination.

(ii)	Change in Control. For purposes of this Section, a Change in Control shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(A)	Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities unless the transaction resulting in a Person becoming the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities is approved in advance by the Board, excluding any Person who becomes such Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below;

(B)	The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on September 9, 2008, constitute the Board and any new director (other than a director whose initial assumption of office in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on September 9, 2008, or whose appointment, election or nomination for election was previously so approved or recommended;
(C)	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of any parent thereof) at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with acquisitions by the Company or its Affiliates of a business representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(D)	The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company, or a sale or disposition (whether by reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, or other similar corporate transaction or event) by the Company of all or substantially all of the Company’s assets (in one transaction or a series of transactions within any period of twenty four (24) consecutive months) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. However, a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (or two or more entities in one transaction or a series of transactions within any period of twenty four (24) consecutive months), at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition shall be considered a Change in Control for purposes of this Section if the Participant is not offered comparable employment with such entity (or one of such entities). The sale or disposition of a subsidiary or a division of the Company, or certain assets of the Company (or of a subsidiary of the Company), shall not be a Change in Control unless any such transaction or series of related transactions results in a sale or disposition by the Company of all or substantially all of the Company’s assets.
4.03	Distributions Following Plan Termination

If the Plan is terminated pursuant to the provisions of Article VI hereof, the Committee shall cause the Employer to pay to all Participants all of the vested amounts then standing to their credit, in accordance with the applicable provisions of Article VI.

4.04	Payment Upon Death of Participant

In the event of an Employee’s death on or after Retirement, the Employer shall make any payments called for hereunder to his Beneficiary. Any payment made by the Employer in good faith shall fully discharge the Employer from its obligations with respect to such payment, and the Employer shall have no further obligation to see to the application of any money so paid.

4.05	Funding

Contributions by the Employer to pay benefits under the Plan will be made solely out of the general assets of the Employer. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer or the Plan and any Employee or any other person. Any funds which may be set aside or invested relative to the Plan shall continue for all purposes to be a part of the general funds of the Employer and no person other than the Employer shall, by virtue of the provisions of the Plan, have any interest in such funds. To the extent that any person acquires a right to receive payment from the Employer under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

ARTICLE V
Administration
5.01	Duties of Committee

The Committee shall have full power and authority to interpret, construe and administer the Plan. The Committee’s interpretation and construction hereof, and actions hereunder, including any determination of the amount or recipient of any payment to be made under the Plan, shall be binding and conclusive on all persons and for all purposes. No member of the Committee or the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith.

ARTICLE VI
Amendment and Termination
6.01	Right to Amend

The Company, in its sole and unfettered discretion, may amend the Plan at any time, provided such amendment does not contravene the provisions of Code Section 409A and related guidance issued thereunder and Section 6.03 of the Plan.
6.02	Right to Terminate

The Company may terminate the Plan upon occurrence of any one of the following:
(a)	Within twelve (12) months of the Company’s dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of:
(1)	The calendar year in which the Plan termination occurs;

(2)	The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	The first calendar year in which the payment is administratively practicable.
(b)	Within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided all substantially similar arrangements (within the meaning of Code Section 409A and related guidance issued thereunder) sponsored by the Company are also terminated, so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c)	At the discretion of the Company, provided that all of the following requirements are satisfied:
(1)	The termination and liquidation of the Plan do not occur proximate to a downturn in the financial health of the Company;

(2)	All arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Treasury Regulation 1.409A-1(c) if the same Participant participated in all of the arrangements are terminated;

(3)	No payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements;

(4)	All payments are made within twenty-four (24) months of the termination of the arrangements; and

(5)	The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation 1.409A-1(c) if the same Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.
(d)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
6.03	Rights of Participants

No amendment, suspension or termination of the Plan shall deprive a Participant of a previously vested amount as of such date. No amendment, suspension or termination shall be retroactive in effect to the prejudice of any Participant, except to the extent necessary to comply with any provision of federal or applicable state laws or except to the extent necessary to prevent detriment to the Company or any of its Affiliates, or the current taxation of Participants under Code Section 409A and any guidance issued thereunder, as so determined by the Board in its sole and unfettered discretion. The foregoing notwithstanding, in the event it is determined by the Board, in its sole and unfettered discretion, that any provision in the Plan results in a violation of the requirements of Code Section 409A and any guidance issued thereunder, the Board, and any authorized officer so appointed by the Board, shall have the power to unilaterally modify or eliminate any such provision.
6.04	Liability of Successor

If the Company should reorganize, consolidate or merge with another entity, the Plan shall become an obligation of the new entity or of any business taking over the assets, duties or responsibilities of the Company.

ARTICLE VII
Miscellaneous
7.01	Nonguarantee of Employment

Nothing contained in the Plan shall be construed as a contract of employment between any Employer and any Employee, or as a right of any Employee to be continued in the employment of any Employer, or as a limitation on the right of an Employer to discharge any of its Employees, with or without cause.
7.02	Nonalienation of Benefits

Benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

7.03	No Preference

No Participant shall have any preference over the general creditors of an Employer in the event of such Employer’s insolvency.

7.04	Incompetence of Recipient

If the Committee shall find that any person to whom any payment is payable under the Plan is unable to care for his affairs because of mental or physical illness, accident, or death, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, a brother or sister or any person deemed by the Committee, in its sole discretion, to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan, and the Company shall have no further obligation to see to the application of any money so paid.

7.05	Texas Law to Apply

THIS PLAN SHALL BE CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

7.06	Acceleration of Payment

In the event that the Internal Revenue Service formally assesses a deficiency against a Participant on the grounds that an amount credited to such Participant’s Accounts under the Plan is subject to Federal income tax (the “Reclassified Amount”) earlier than the time payment otherwise would be made to the Participant pursuant to the Plan, then the Committee shall direct the Employer maintaining such Participant’s Accounts to pay to such Participant and deduct from such Account the Reclassified Amount. To the extent possible, such payment will be made in a manner permitted under Code Section 409A and any guidance issued thereunder so as to comply with such Code Section.

     IN WITNESS WEHREOF, the Company, Trinity Industries, Inc., has caused this document to be executed on this 30TH day of September 2008 to be effective as of the 1st day of January 2009.

TRINITY INDUSTRIES, INC.
By:	/s/ Timothy R. Wallace
	Name:	Timothy R. Wallace
	Title:	Chairman, CEO & President